 DAVIDSON & COMPANY      Chartered Accountants          A Partnership of Incorporated Professionals

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in this Registration Statement on Form S-1 of Jewett-Cameron Trading Company Ltd. of our report dated October 11, 2002 appearing in the Prospectus, which is part of such Registration Statement of Jewett-Cameron Trading Company Ltd., (appearing in the Annual Report on Form 10-K for the year ended August 31, 2002) and to the reference of us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

"DAVIDSON & COMPANY"

Vancouver, Canada	Chartered Accountants

September 22, 2003

A Member of SC INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6

Telephone (604) 687-0947  Fax (604) 687-6172